Exhibit 99.3

  Contango Engages Merrill Lynch to Assist in Review of Strategic Alternatives

     HOUSTON--(BUSINESS WIRE)--Nov. 6, 2007--Contango Oil & Gas Company (AMEX:MCF) announced today that its Board of Directors is in the process of reviewing a range of strategic alternatives to enhance shareholder value, including the possible sale or merger of the Company, the sale of its Arkansas Fayetteville Shale interest, the sale of its Freeport LNG partnership interest, the sale of other significant assets and changes to the Company's business plan.

     Contango has retained Merrill Lynch & Co. to provide financial advisory services in connection with its review. There is no assurance that the review of strategic alternatives will result in Contango changing its business plan, pursuing any particular transaction, if any, or, if it pursues any such transaction, that it will be completed. Contango does not expect to make further public comment regarding the review until the Board of Directors has approved a specific transaction or course of action or otherwise deems disclosure of significant developments is appropriate.

     Contango is a Houston-based, independent natural gas and oil company. The Company's core business is to explore, develop, produce and acquire natural gas and oil properties primarily offshore in the Gulf of Mexico and onshore in the Arkansas Fayetteville Shale. The Company also owns a 10% interest in a limited partnership formed to develop an LNG receiving terminal in Freeport, Texas, and holds investments in companies focused on commercializing environmentally preferred energy technologies. Additional information can be found on our web page at www.contango.com.

     This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially from Contango's expectations. The statements reflect Contango's current views with respect to future events that involve risks and uncertainties, including those related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in Contango's publicly available reports filed with the Securities and Exchange Commission.


     CONTACT: Contango Oil & Gas Company
              Kenneth R. Peak, 713-960-1901
              www.contango.com